Exhibit (m)(x) under Form N-1A
                                         Exhibit (1) under Item 601/Reg. S-K

                     ADMINISTRATIVE SERVICES AGREEMENT

      This Administrative Services Agreement is made as of this 1st day of January, 2000, between Marshall Funds, Inc., a Wisconsin corporation
(herein called the "Fund"), and Marshall & Ilsley Trust Company, a Wisconsin trust company bank (herein called "M&I").

      WHEREAS, the Fund is a Wisconsin corporation, consisting of one or more portfolios, which operates as an open-end management investment company and will so register under the Investment Company Act of 1940 (the "Investment Company Act"); and

      WHEREAS, the Fund desires to retain M&I as its Administrator to provide it with administrative services, and M&I is willing to render such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

      1. Appointment of Administrator. The Fund hereby appoints M&I as Administrator of the Fund on the terms and conditions set forth in this agreement; and M&I hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

      2. Services and Duties. As Administrator, and subject to the supervision and control of the Fund's Board of Directors ("Directors"), M&I will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Fund and each of its portfolios:

            (a) prepare, file, and maintain the Fund's governing documents, including the Articles of Incorporation (which has already been prepared and filed), the By-laws, minutes of meetings of Directors and shareholders, and proxy statements for meetings of shareholders;

            (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statement for the Fund and the Fund's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Fund to make a continuous offering of its shares;

            (c) prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the distributor, custodian, and transfer agent;

            (d) supervise the Fund's custodian and fund accountant in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Fund's assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders;

            (e) calculate performance data of the Fund for dissemination to information services covering the investment company industry;

            (f) prepare and file on a timely basis the Fund's Federal and State income tax returns (if applicable) and other tax returns;

            (g) examine and review the operations of the Fund's custodian and transfer agent;

            (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;

            (i) assist with the design, development, and operation of the Fund;

            (j) provide individuals reasonably acceptable to the Fund's Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Directors;

            (k) monitor the Fund's compliance with Section 851 through 855 of the Internal Revenue Code so as to enable the Fund to maintain its status as a "regulated investment company;" and

            (l) advise the Fund and its Board of Directors on matters concerning the Fund and its affairs.

      M&I acknowledges the importance of efficient and prompt transmission of information to the Fund's transfer agent. M&I agrees to use its best efforts to meet the deadline for transmission of pricing information presently set by the Fund's transfer agent and such future deadlines as may be reasonably established by the Fund's transfer agent.

      The foregoing, along with any additional services that M&I shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as "Administrative Services." In compliance with Rule 31a-3 under the Investment Company Act, M&I hereby agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. M&I further agrees to preserve any records it maintains for the period prescribed by the Investment Company Act and rules promulgated thereunder. Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the Fund's investment adviser, distributor, custodian, or transfer agent pursuant to their agreements with the Fund.

      3. Expenses. M&I shall be responsible for expenses incurred in providing all the Administrative Services, as described in Section 2, to the Fund, including the compensation of M&I employees who serve as Directors or Officers of the Fund. The Fund shall be responsible for all other expenses incurred by M&I on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to directors who are not M&I employees, taxes, and trade association dues.

      4. Compensation. For the Administrative Services provided, the Funds hereby agree to pay and M&I hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate as a percentage of the aggregate daily net assets of the Fund, payable daily, as specified below:

            Maximum Administrative        Average Aggregate Daily Net
                  Fee                     Assets of the Portfolios

            .15%                          on the first $250 million
            .125%                         on the next $250 million
            .100%                         on the next $250 million
            .075%                         on assets in excess of
                                          $750 million

      However, in no event shall the administrative fee received during any year of this contract be less than, or be paid at a rate less than would aggregate, $50,000, per portfolio.

Notwithstanding the foregoing table, for the Administrative Services provided to the Marshall Small-Cap Stock Fund ("Small-Cap"), the Corporation hereby agrees to pay and M&I hereby agrees to accept as full compensation for its services rendered to Small-Cap, an administrative fee equal to .12 of 1% of Small-Cap's average daily net assets, payable daily.

      5.  Responsibility of Administrator.

            (a) M&I  shall  not be  liable  for any  error  of  judgment  or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. M&I shall be entitled to rely on and may act upon advice of counsel, approved in each case by the Directors and acceptable to M&I, on all matters relating to the Fund, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of M&I hereunder) in accordance with his responsibilities to the Fund as such officer, director, employee, or agent to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or one under the control or direction of M&I even though paid by M&I.

            (b) M&I shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards; provided, however, that the Fund will not indemnify M&I for the portion of any loss or claim caused, directly or indirectly, by the gross negligence of M&I. In order that the indemnification provisions contained in this Section 5 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save M&I harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in questions, and it is further understood that M&I will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend M&I against any claim which may be the subject of this indemnification. In the event that the Fund so elects it will so notify M&I and thereupon the Fund shall take over complete defense of the claim, and M&I shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. M&I shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify M&I except with the Fund's written consent.

      6.  Duration and Termination.

            (a) The initial term of this Agreement shall commence on the date hereof, and extend for a period of one year from the effective date hereof.

            (b) Thereafter, this Agreement shall continue in effect for successive one year periods if such continuance is approved at least annually by the Directors of the Fund including a majority of the members of the Board of Directors that are not "interested persons" as defined by the Investment Company Act.

            (c) Notwithstanding the foregoing, this Agreement may be terminated at any time by mutual agreement of the parties hereto or for "cause" (as defined below) in either case on not less than 60 days notice given by the Fund's Directors or given by M&I. For purposes of this agreement "cause" shall mean (i) a determination that M&I has acted in a manner that constitutes willful misfeasance, bad faith, gross negligence or a reckless disregard for its duties and obligations described herein; (ii) a final judicial, regulatory or administrative ruling or order in which M&I has been found guilty of criminal misconduct or of unethical behavior in the operation of its business; (iii) the dissolution or liquidation of either party or other cessation of business other than reorganization or recapitalization as an ongoing business; (iv) financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as may be in effect from time to time, or any applicable law, or any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or attention of the rights of creditors; or (v) any other circumstances which substantially impairs the performance of either party's obligations hereunder. For purposes of subsection (c)(i) and (v) hereof, "cause" shall be determined by an arbitrator selected and acting pursuant to the rules of the American Arbitration Association. Both parties agree to use their best efforts to expedite the holding of the arbitration and to request that the arbitrator issue his finding at the earliest possible date.

            (d) Upon the termination of this Agreement, the Fund shall pay to M&I such compensation as may be payable prior to the effective date of such termination. In the event that the Fund designates a successor any of M&I's obligations hereunder, M&I shall, at the direction of the Fund and at the expense of the Fund, transfer to such successor all relevant books, records and other data established or maintained by M&I under the foregoing provisions.

      7. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

      8. Proprietary and Confidential Information. M&I agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all the records and other information relative to the Fund and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval may not be withheld where M&I may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. The intentional failure of M&I to comply with its obligations under this paragraph, as determined by an arbitrator selected and acting in a manner described in Paragraph 6(c), shall constitute "cause" as described in that section.

      9.  Notices.  Notices  of any  kind  to be  given  to the  Fund or M&I hereunder by either party shall be in writing and shall be duly given if delivered to the party receiving the notice at the following addresses:
Marshall Funds, Inc., 1000 North Water Street,  Milwaukee,  Wisconsin 53202,
Attention: John M. Blaser, President; Marshall Isley Trust Company, 1000 North Water Street, Milwaukee, Wisconsin 53202, Attention: Morry L. Birnbaum, President.

      10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of
Section 5, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Wisconsin law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder, or the Wisconsin Business Corporation Law.

      11. Assignment; Successors. This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party. Nothing in this Section 11 shall prevent M&I from delegating its responsibilities to another entity to the extent provided herein.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

MARSHALL FUNDS, INC.              MARSHALL & ILSLEY TRUST COMPANY


By:  /s/ John M. Blaser           By:  /s/ Morry L. Birnbaum
Name:  John M. Blaser             Name:  Morry L. Birnbaum
Title:  President                 Title:  President

                                  By:  /s/ Forrest H. Dupre
                                  Name:  Forrest H. Dupre
                                  Title:  Vice President and General Counsel

                             AMENDMENT NO. 1 TO
                     ADMINISTRATIVE SERVICES AGREEMENT

      This Amendment to the Administrative Services Agreement is effective as of this 15th day of September, 2000, between Marshall Funds, Inc., a Wisconsin corporation (herein called the "Fund"), and Marshall & Ilsley Trust Company, a Wisconsin trust company bank (herein called "M&I").

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. No Modification of Agreement. The Administrative Services Agreement dated January 1, 2000, is hereby incorporated by reference (the "Agreement"). Unless a meaning is specified in this Amendment, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Agreement, except as may be specifically set forth herein.

2. Section 4 of the Agreement, Compensation, is hereby amended to read in its entirety as follows:

      4. Compensation. For the Administrative Services provided, the Funds hereby agree to pay and M&I hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate as a percentage of the aggregate daily net assets of the each Fund portfolio, payable daily, as specified below:

           Maximum Administrative Fee Average Daily Net Assets of
                                        Each Fund Portfolio

                .100%                   On the first $250 million
                .095%                   On the next $250 million
                .080%                   On the next $250 million
                .060%                   On the next $250 million
                .040%                   On the next $500 million
                .020%                   On assets in excess of $1.5 billion

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


MARSHALL FUNDS, INC.                MARSHALL & ILSLEY TRUST COMPANY

By:  /s/ John M. Blaser             By:  /s/ David W. Schulz
Name:  John M. Blaser               Name:  David W. Schulz
Title:  President                   Title:  Vice President

                                    By:  /s/ Brooke J. Billick
                                    Name:  Brooke J. Billick
                                    Title:   Vice   President  &  Securities
Counsel